As filed with the U.S. Securities and Exchange Commission on September 24, 2025.

Registration No. 333-289708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

APEX Global Solutions Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	3470	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Tuas View Place, #03-14, Westlink One, Singapore 637433

+65 6909 0450

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Henry Yin, Esq. Benjamin Yao, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Angela Dowd, Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

APEX Global Solutions Limited is filing this Amendment No. 3 (this “Amendment No. 3”) to the Registration Statement on Form F-1 (Registration No. 333-289708), as an exhibit-only filing. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed with this Amendment No. 3. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that APEX Global shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of APEX Global or (ii) is or was, at the request of APEX Global, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of APEX Global and, in the case of criminal proceedings, the person had no reasonable cause to believe that his/her conduct was unlawful. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

The form of underwriting agreement filed as an exhibit to this registration statement also provides for indemnification of officers and directors of APEX Global by the underwriters against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered sales of our securities within the past three years.

All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

Upon incorporation on July 5, 2024, APEX Global issued 50,000 shares to John Ting Tiew Hui for consideration of $50,000. On April 29, 2025, John Ting Tiew Hui transferred such 50,000 shares to Chong Kee Min for consideration of $50,000. On April 30, 2025, such 50,000 shares held by Chong Kee Min were converted into 50,000 Class A Ordinary Shares.

On May 8, 2025, APEX Global issued a total of 22,450,000 Class A Ordinary Shares to ten (10) investors, including six (6) individuals and four (4) entities, for consideration of $658,533.

On May 20, 2025, Jeneric Holdings, APEX Global, and Ascendo entered into a Share Swap Agreement, pursuant to which Jeneric Holdings agreed to transfer to APEX Global all the issued shares of Ascendo. As consideration for the shares of Ascendo, APEX Global agreed to allot and issue 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On May 20, 2025, APEX Global issued 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On June 12, 2025, Jeneric Holdings converted 20,000,000 Class B Ordinary Shares into 20,000,000 Class A Ordinary Shares on a 1:1 basis.

On September 4, 2025, each record owner of APEX Global’s Class A Ordinary Shares and Class B Ordinary Shares voluntarily surrendered to the Company 50% of the shares then held of record by such holder. The surrendered shares were immediately retired by the Company, without the payment of any cash or other consideration to the surrendering shareholders. As a consequence of the surrender and retirement, the number of Class A Ordinary Shares issued and outstanding was reduced from 42,500,000 shares to 21,250,000 shares and the number of Class B Ordinary Shares issued and outstanding was reduced from 7,500,000 shares to 3,750,000 shares, while the Company’s authorized share capital remained unchanged.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association of the registrant
5.1**	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares being registered
8.1**	Opinion of Harney Westwood & Riegels regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)
10.1†**	Form of Executive Service Agreement between the Registrant and its executive officers
10.2**	Business Instalment Loan between Jeneric Offshore Pte. Ltd. and Standard Chartered Bank (Singapore) Limited dated June 8, 2023
10.3**	Temporary Bridging Loan between Jeneric Offshore Pte. Ltd. and United Overseas Bank Limited dated January 25, 2021
10.4**	Temporary Bridging Loan between Jeneric Services Pte. Ltd. and United Overseas Bank Limited dated November 11, 2020
10.5**	Form of Tenancy Agreement between Westlite Dormitory (Woodlands) Pte. Ltd. and Jeneric Engineering Pte. Ltd.
10.6**	Form of Tenancy Agreement between Westlite Juniper (Mandai) Pte. Ltd. and Jeneric Offshore Pte. Ltd.
10.7**	Form of Tenancy Agreement between KT Mesdorm Pte. Ltd. and Jeneric Marine Pte. Ltd.
10.8**	Form of Tenancy Agreement between KT Mesdorm Pte. Ltd. and Jeneric Offshore Pte. Ltd.
10.9**	Master Equipment Lease Agreement by and among Jebs Enterprise Pte. Ltd., Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Marine Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd., and Jeneric Venture Pte. Ltd.
10.10**	Form of Equipment Lease Agreement by and between Jebs Enterprise Pte. Ltd., and each of Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Marine Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd., and Jeneric Venture Pte. Ltd.
10.11+**	Share Swap Agreement by and among Jeneric Holdings Pte. Ltd., APEX Global Solutions Limited and Ascendo Global Limited, dated May 20, 2025
10.12**	APEX Global Solutions Limited 2025 Equity Incentive Plan
10.13**	Form of Share Option Agreement for APEX Global Solutions Limited 2025 Equity Incentive Plan.
10.14**	Form of Restricted Share Award Agreement for APEX Global Solutions Limited 2025 Equity Incentive Plan.
10.15**	Form of Restricted Share Unit Award Agreement for APEX Global Solutions Limited 2025 Equity Incentive Plan.
14.1**	Code of Ethics and Business Conduct of the registrant
21.1**	List of subsidiaries of the registrant
23.1**	Consent of Assentsure PAC
23.2**	Consent of Harney Westwood & Riegels (contained in Exhibit 5.1)
23.3**	Consent of Shook Lin & Bok LLP (included in Exhibits 99.1, 99.2, 99.3, 99.4, 99.5 and 99.6)
24.1**	Power of Attorney (included in the signature page)
99.1**	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Engineering Pte. Ltd.
99.2**	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric International Pte. Ltd.
99.3**	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Marine Pte. Ltd.
99.4**	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Offshore Pte. Ltd.
99.5**	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Services Pte. Ltd.
99.6**	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Venture Pte. Ltd.
99.7**	Audit Committee Charter
99.8**	Compensation Committee Charter
99.9**	Nominating and Corporate Governance Committee Charter
99.10**	Converging Knowledge Consent
107**	Filing Fee Table

**	Filed previously.

†	Executive Compensation Plan or Agreement.

+	Certain schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any such omitted schedule to the SEC upon request.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on the 24th day of September, 2025.

APEX Global Solutions Limited

By:	/s/ Goh Kwang Yong
Name:	Goh Kwang Yong
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Goh Kwang Yong	Chairman of the Board of Directors and Chief Executive Officer	September 24, 2025
Goh Kwang Yong	(Principal Executive Officer)

/s/ *	Chief Financial Officer	September 24, 2025
Foo Ling Han	(Principal Financial and Accounting Officer)

/s/ *	Director and Chief Operating Officer	September 24, 2025
Wan Hwee Chein

/s/ *	Director	September 24, 2025
Yap Jin Yuan

/s/ *	Director	September 24, 2025
Lok Tze Kong

/s/ *	Director	September 24, 2025
Yang Pik Wei

*By:	/s/ Goh Kwang Yong
Goh Kwang Yong
Chief Executive Officer and Chairman
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of APEX Global Solutions Limited has signed this registration statement or amendment thereto in New York on September 24, 2025.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.